Exhibit 8(r)(5)

Amendment No. 6 to Participation Agreement (Fidelity)

SIXTH AMENDMENT TO AMENDED AND RESTATED

PARTICIPATION AGREEMENT

THIS AMENDMENT, made and entered into as of the 1st day of May, 2013 by and among MONUMENTAL LIFE INSURANCE COMPANY (the “Company”), on its own behalf and on behalf of each separate account of the Company set forth on Schedule A hereto as may be revised from time to time (the “Account”); and FIDELITY DISTRIBUTORS CORPORATION (the “Underwriter”); and each of VARIABLE INSURANCE PRODUCTS FUND, VARIABLE INSURANCE PRODUCTS FUND II, VARIABLE INSURANCE PRODUCTS FUND III and VARIABLE INSURANCE PRODUCTS FUND V.

WHEREAS, the parties desire to further amend the Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

1.	The existing 2nd Whereas clause of the Agreement is hereby deleted in its entirety and replaced with the following:

WHEREAS, the beneficial interest in each Fund is divided into several series of shares, each representing the interest in a particular managed portfolio of securities and other assets, any one or more of which may be made available under this Agreement, as may be revised from time to time with notice to all parties hereto (each such series hereinafter referred to as a “Portfolio”); and

2.	Existing Section 1.6 is hereby deleted in its entirety and replaced with the following:

1.6. The Company agrees that purchases and redemptions of Portfolio shares offered by the then current prospectus of the Fund shall be made in accordance with the provisions of such prospectus. The Company agrees that all net amounts available under the variable annuity or variable life contracts with the form number(s) which are listed on Schedule A attached hereto and incorporated herein by this reference, as such Schedule A may be revised from time to time hereafter with notice to all parties (the “Contracts”) shall be invested in the Fund, in such other Funds advised by the Adviser as may be mutually agreed to in writing by the parties hereto, or in the Company’s general account, provided that such amounts may also be invested in an investment company other than the Fund if (a) such other investment company, or series thereof, has investment objectives or policies that are substantially different from the investment objectives and policies of all the Portfolios of the Fund; or (b) the Company gives the Fund and the Underwriter 45 days notice of its intention to make such other investment company was available as a funding vehicle for the Contracts; or (c) such other investment company was available as a funding vehicle for the Contracts prior to the date of this Agreement and the Company so informs the Fund and Underwriter prior to their signing this Agreement (a list of such funds appearing on Schedule C to this Agreement); or (d) the Fund or Underwriter consents to the use of such other investment company.

3.	Schedule A of the Agreement is hereby deleted in its entirety and replaced with the attached Schedule A.

4.	A new paragraph, numbered consecutively, is added to ARTICLE II. Representations and Warranties, as follows:

2.12. Fund and Underwriter each agree to promptly notify the Company when any underlying fund becomes a commodity pool as defined under the Commodities Exchange Act (“CEA”), and Fund Manager is required to register with the Commodity Futures Trading Commission (“CFTC”) as a commodity pool operator (“CPO”) with respect to any underlying fund. Until such notification is provided to the Company, Fund and Underwriter represents and warrants that it is not a CPO and not required to register as a CPO with respect to any underlying fund. Fund and Underwriter each represent and warrant that it will at all times comply in all material respects with the CEA and CFTC rules and regulations to the extent required in connection with the operations of the Fund and the underlying funds.

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect. Unless otherwise specified, all defined terms shall have the same meaning given to them in the Agreement.

Effective Date: May 1, 2013

MONUMENTAL LIFE INSURANCE COMPANY

By:	/s/ John Mallett
Name:	John Mallett
Title:	Vice President
Date:	5-28-13

VARIABLE INSURANCE PRODUCTS FUND

VARIABLE INSURANCE PRODUCTS FUND II

VARIABLE INSURANCE PRODUCTS FUND III and

VARIABLE INSURANCE PRODUCTS FUND V

By:	/s/ Joseph Zambello
Name:	Joseph Zambello
Title:	Deputy Treasurer
Date:	6/18/13

FIDELITY DISTRIBUTORS CORPORATION

By:	/s/ Robert Bachman
Name:	Robert Bachman
Title:	EVP
Date:	06/10/13

Schedule A

Separate Account, Contracts and Portfolios

Revised May 1, 2013

Name of Separate Account and Date Established by Board of Directors	Funded By Separate Account
Separate Account A CC February 1, 1992	Advisor’s Edge Select® Variable Annuity Advisor’s Edge® Variable Annuity Personal Manager Variable Annuity Marquee Variable Annuity – A Units Marquee Variable Annuity – B Units

Separate Account VL E February 3, 1986	Pacer Choice Variable Life

Separate Account VA BB February 3, 1986	Pacer Choice Variable Annuity

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